Exhibit 99.1

NEWS RELEASE
For More Information Contact:
Rodney L. Underdown (913-344-9395)                                             Peggy Landon (913-344-9315)
Chief Financial Officer	Director of Investor Relations and
Corporate Communications

Compass Minerals Reports Its First-Ever Second-Quarter Profit

OVERLAND PARK, Kan. (July 28, 2008) – Compass Minerals (NYSE: CMP) reports the following results of its second-quarter operations:

·
Sales increased 27 percent to $162.0 million from $127.5 million in the prior-year quarter through significant improvement in the company’s specialty fertilizer segment coupled with solid salt segment gains.

·	Operating earnings improved 97 percent over the 2007 quarter to $18.9 million.

·	Net earnings grew to $1.6 million, or $0.05 per diluted share, from a net loss of $3.2 million, or ($0.10) per share, in the second quarter of 2007.

·	Excluding a one-time call premium for the redemption of $70 million of high-yield bonds, the company’s net earnings were $4.7 million, or $0.14 per diluted share.

·
Cash flow from operations increased 11 percent in the second quarter when compared to the prior-year second quarter, bringing year-to-date cash flow from operations to $178.3 million through June 30, 2008, compared to $110.0 million in the prior-year period.

Financial Results (in millions except for EPS)
	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
Sales	$162.0	$127.5	$542.0	$391.7
Sales less shipping and handling (product sales)	119.9	97.0	368.7	275.3
Operating earnings	18.9	9.6	97.0	58.6
Net earnings (loss)	1.6	(3.2)	50.7	22.9
Net earnings (loss), excluding special items	4.7	(3.2)	53.8	22.9
Diluted earnings (loss) per share*	0.05	(0.10)	1.53	0.70
Diluted earnings (loss) per share, excluding special items*	0.14	(0.10)	1.62	0.70
EBITDA	24.5	18.9	115.2	77.8
Adjusted EBITDA	29.0	18.9	117.8	77.8
* Losses are not diluted.

“Compass Minerals posted record second-quarter revenue and cash flow and generated a second-quarter profit for the first time in the company’s history. This significant achievement illustrates the success of our strategies to strengthen our non-winter, non-seasonal applications coupled with the company’s minimal exposure to economic cycles,” said Angelo Brisimitzakis, Compass Minerals president and CEO.  “We are very optimistic about the growth opportunities for our sulfate of potash specialty fertilizer segment and the solid outlook for our salt segment.”

SALT SEGMENT
Salt Segment Performance (in millions except for sales volumes and prices per ton)
	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
Sales	$104.9	$89.2	$434.1	$319.1
Sales less shipping and handling (product sales)	$69.1	$63.7	$274.0	$212.4
Operating earnings	$4.9	$8.9	$74.4	$57.0
Sales volumes (in thousands of tons):
Highway deicing	1,108	990	6,246	5,102
Consumer and industrial	566	503	1,328	1,084
Total salt	1,674	1,493	7,574	6,186
Average sales price (per ton):
Highway deicing	$30.98	$29.55	$42.08	$37.53
Consumer and industrial	$124.61	$119.09	$128.99	$117.80
Total salt	$62.66	$59.73	$57.32	$51.59

Second-quarter salt segment sales rose 18 percent to $104.9 million from $89.2 million in the 2007 quarter.  Salt sales volumes increased 12 percent year-over-year, primarily due to greater deliveries of rock salt to chemical customers, stronger magnesium chloride sales and increased sales to industrial salt users.  Average selling prices improved 5 percent on both highway deicing and consumer and industrial products.
Shipping and handling costs increased $10.3 million year-over-year due to greater sales volumes and higher per-unit shipping costs. The company has begun charging fuel surcharges on all shipments of consumer and industrial products and is factoring the current fuel cost environment into its highway deicing bid prices for the upcoming season.
 Salt product costs were unfavorably affected by the timing of a scheduled shutdown for maintenance at the company’s largest rock salt mine at Goderich, ON.  The planned maintenance typically occurs in the first quarter but was rescheduled to the second quarter this year because of extended in-season demand for highway deicing salt.
The process of bidding for North American highway deicing awards for the 2008-2009 winter season is approximately two-thirds complete.  To date, bid award prices are approximately 20 percent higher than prior-season highway deicing bid award prices.  These higher prices reflect the company’s expectation of higher fuel costs, based on current energy prices, and tight salt supply conditions in NorthAmerica following the severe 2007-2008 winter season.  The company currently expects bid price increases to exceed anticipated inflation.

SPECIALTY FERTILIZER SEGMENT
Specialty Fertilizer Segment Performance (in millions except for sales volumes and prices per ton)
	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
Sales	$53.9	$35.5	$101.6	$67.6
Sales less shipping and handling (product sales)	$47.6	$30.5	$88.4	$57.9
Operating earnings	$21.7	$8.9	$38.8	$16.6
Sales volumes (in thousands of tons)	111	115	234	222
Average sales price (per ton)	$484.81	$307.62	$434.25	$304.23

Specialty fertilizer segment sales increased 52 percent to $53.9 million from $35.5 million in the 2007 quarter.  Sales volumes declined 4 percent due to the timing of shipments.  The company expects full-year sales volumes to increase approximately 5 percent over 2007.  The average selling price improved $177 per ton, or 58 percent, over second-quarter 2007 prices and $96 per ton, or 25 percent, over first-quarter 2008 prices.  Pricing gains were partially offset by higher per-unit production costs principally related to maintenance and energy expenditures, as well as higher shipping and handling costs.  Specialty fertilizer operating earnings grew $12.8 million, or 146 percent, over the 2007 quarter.
“We continue to be very encouraged by the dynamics of the global agriculture industry.  Potash fertilizer demand remains very robust, which continues to drive price acceleration,” said Dr. Brisimitzakis.  “Our multi-phased sulfate of potash capacity expansion program will systematically increase our ability to meet the mounting need for our organic, specialty fertilizer in the coming years.”

OTHER FINANCIAL HIGHLIGHTS
Sales for DeepStore, the company’s U.K.-based records management business, increased 16 percent to $3.2 million from $2.8 million in the prior year.  The results and assets of the records management business are included in the company’s “Corporate and Other” segment reporting.
Selling, general and administrative costs increased $2.4 million, primarily due to investments to support ongoing salt-segment growth and productivity initiatives.
In June, Compass Minerals called $70.0 million of its outstanding 12-percent senior subordinated discount notes, which – along with previous refinancing activities – contributed to a $2.5 million reduction of interest expense year-over-year. The redemption was funded with cash flow.  The company has $109.8 million remaining of its fully accreted 12-percent senior subordinated discount notes that have not yet been redeemed.  Other expense includes one-time costs of $5.1 million in connection with the redemption.
The company’s income tax expense was $1.8 million compared to a benefit of $0.7 million in the 2007 quarter, reflecting the company’s increased profitability and the effects of refinements made in the second quarter to the company's expected full-year tax rate.
Working capital, excluding cash, declined $80.6 million from December 31, 2007, primarily due to cash collected on seasonal sales.
Conference Call
Compass Minerals will discuss its results on a conference call tomorrow, Tuesday, July 29, at 10:00 a.m. ET.  To access the conference call, interested parties should visit the company’s website at www.CompassMinerals.com or dial (877) 228-7138.  Callers must provide the conference ID number 55254837.  Outside of the U.S. and Canada, callers may dial (706) 643-0377.  Replays of the call will be available on the company’s website for two weeks.  The replay can also be accessed by phone for seven days at (800) 642-1687, conference ID 55254837. Outside of the U.S. and Canada, callers may dial (706) 645-9291.  A summary of the company’s performance and outlook is included in Compass Minerals’ Value Proposition presentation available on the company’s website at www.compassminerals.com/presentation.
About Compass Minerals
 Based in the Kansas City metropolitan area, Compass Minerals is a leading producer of inorganic minerals, including salt, sulfate of potash specialty fertilizer and magnesium chloride. The company provides highway deicing products to customers in North America and the United Kingdom and specialty fertilizer to growers worldwide. Compass Minerals also produces and distributes consumer deicing and water conditioning products, ingredients used in consumer and commercial foods, and other mineral-based products for consumer, agricultural and industrial applications. Compass Minerals also provides records management services to businesses throughout the U.K.
Non-GAAP Measures
Management uses a variety of measures to evaluate the company’s performance.  In addition to using GAAP financial measures, such as gross profit, net earnings and cash flows generated by operating activities, management uses EBITDA, a non-GAAP financial measure, to evaluate the performance of our core business operations.  To effectively manage our resource allocation, cost of capital and income tax positions, we evaluate the operating units on the basis of EBITDA.

EBITDA is not calculated under GAAP and should not be considered in isolation or as a substitute for net earnings, cash flows or other financial data prepared in accordance with GAAP or as a measure of our overall profitability or liquidity.  EBITDA excludes interest expense, income taxes and depreciation and amortization, each of which is an essential element of our cost structure and cannot be eliminated.  Our borrowings are a significant component of our capital structure and interest expense is a continuing cost of debt.  We are also required to pay income taxes.  We have a significant investment in capital assets, and depreciation and amortization reflects the utilization of those assets in order to generate revenues.  Consequently, any measure that excludes these elements has material limitations.  EBITDA does, however, include other cash and non-cash items which management believes are not indicative of the ongoing operating performance of our core business operations.  Management excludes these items to calculate adjusted EBITDA.  While EBITDA and adjusted EBITDA are frequently used as measures of operating performance, these terms are not necessarily comparable to similarly titled measures of other companies due to potential inconsistencies in the methods of calculation.
Excluding special items from net earnings is meaningful to investors because it provides insight with respect to the ongoing operating results of the company.  Special items include costs to call our senior subordinated discount notes.
Management’s calculations of these measures are set forth in the following tables.

Reconciliation for EBITDA and Adjusted EBITDA (in millions)
	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
Net earnings (loss)	$1.6	$(3.2)	$50.7	$22.9
Income tax expense (benefit)	1.8	(0.7)	20.7	8.3
Interest expense	11.0	13.5	23.0	27.4
Depreciation, depletion and amortization	10.1	9.3	20.8	19.2
EBITDA	$24.5	$18.9	$115.2	$77.8
Adjustments to EBITDA:
Other expense(1)	4.5	---	2.6	---
Adjusted EBITDA	$29.0	$18.9	$117.8	$77.8
(1) Primarily includes interest income and foreign exchange gains and losses. In the second quarter of 2008, includes $5.1 million of costs to call $70 million of our 12-percent senior subordinated discount notes.

Reconciliation for Net Earnings, Excluding Special Items
(in millions)
	Three months ended		Six months ended
	June 30,		June 30,
	2008	2007	2008	2007
Net earnings (loss)	$1.6	$(3.2)	$50.7	$22.9
Redemption costs for senior subordinated notes, net of tax(1)	3.1	--	3.1	--
Net earnings (loss), excluding special items	$4.7	$(3.2)	$53.8	$22.9
(1) In the second quarter of 2008, we recorded a pre-tax charge of $5.1 million to call $70 million of our 12-percent senior subordinated discount notes.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company's current expectations and involve risks and uncertainties that could cause the Company's actual results to differ materially. The differences could be caused by a number of factors including those factors identified in Compass Minerals International's annual report on Form 10-K  filed with the Securities and Exchange Commission on February 22, 2008. The Company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments

COMPASS MINERALS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(in millions, except share data)

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007

Sales	$162.0	$127.5	$542.0	$391.7
Shipping and handling cost	42.1	30.5	173.3	116.4
Products cost	82.8	71.6	234.6	185.3
Gross profit	37.1	25.4	134.1	90.0
Selling, general and administrative expenses	18.2	15.8	37.1	31.4
Operating earnings	18.9	9.6	97.0	58.6
Other expense:
Interest expense	11.0	13.5	23.0	27.4
Other, net	4.5	---	2.6	---
Earnings (loss) before income taxes	3.4	(3.9)	71.4	31.2
Income tax expense (benefit)	1.8	(0.7)	20.7	8.3
Net earnings (loss)	$1.6	$(3.2)	$50.7	$22.9
Basic net earnings (loss) per share	$0.05	$(0.10)	$1.53	$0.70
Diluted net earnings (loss) per share	$0.05	$(0.10)	$1.53	$0.70
Cash dividends per share	$0.335	$0.32	$0.67	$0.64
Basic weighted-average shares outstanding (in thousands)	33,117	32,257	33,055	32,699
Diluted weighted-average shares outstanding (in thousands)	33,192	32,257	33,132	32,861

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(in millions)

	June 30,	December 31,
	2008	2007
ASSETS
Cash and cash equivalents	$40.7	$12.1
Receivables, net	80.4	206.6
Inventories	108.5	128.4
Other current assets	23.7	18.6
Property, plant and equipment, net	394.2	396.8
Intangible and other noncurrent assets	54.3	57.5
Total assets	$701.8	$820.0
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Total current liabilities	$104.7	$165.1
Long-term debt, net of current portion	504.9	602.7
Deferred income taxes and other noncurrent liabilities	64.7	56.8
Total stockholders' equity (deficit)	27.5	(4.6)
Total liabilities and stockholders' equity (deficit)	$701.8	$820.0

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(in millions)

	Six months ended June 30,
	2008	2007

Net cash provided by operating activities	$178.3	$110.0
Cash flows from investing activities:
Capital expenditures	(20.0)	(22.8)
Purchase of a business	---	(7.6)
Other	1.2	---
Net cash used in investing activities	(18.8)	(30.4)
Cash flows from financing activities:
Principal payments on long-term debt	(72.2)	(20.7)
Revolver activity	(33.9)	(16.2)
Call premium on redemption of debt	(4.2)	---
Dividends paid	(22.1)	(20.9)
Proceeds from stock option exercises	1.7	0.3
Excess tax benefits from stock option exercises	2.3	2.1
Net cash used in financing activities	(128.4)	(55.4)
Effect of exchange rate changes on cash and cash equivalents	(2.5)	(0.3)
Net change in cash and cash equivalents	28.6	23.9
Cash and cash equivalents, beginning of period	12.1	7.4
Cash and cash equivalents, end of period	$40.7	$31.3

COMPASS MINERALS INTERNATIONAL, INC.
SEGMENT INFORMATION (unaudited)
(in millions)

Three months ended June 30, 2008	Salt	Specialty Fertilizer	Corporate and Other (a)	Total

Sales to external customers	$104.9	$53.9	$3.2	$162.0
Intersegment sales	0.2	6.0	(6.2)	---
Cost of sales – shipping and handling costs	35.8	6.3	---	42.1
Operating earnings (loss)	4.9	21.7	(7.7)	18.9
Depreciation, depletion and amortization	7.0	2.5	0.6	10.1
Total assets	483.1	156.2	62.5	701.8

Three months ended June 30, 2007	Salt	Specialty Fertilizer	Corporate and Other (a)	Total

Sales to external customers	$89.2	$35.5	$2.8	$127.5
Intersegment sales	0.2	2.9	(3.1)	---
Cost of sales – shipping and handling costs	25.5	5.0	---	30.5
Operating earnings (loss)	8.9	8.9	(8.2)	9.6
Depreciation, depletion and amortization	6.8	2.3	0.2	9.3
Total assets	475.4	149.2	49.8	674.4

Six months ended June 30, 2008	Salt	Specialty Fertilizer	Corporate and Other (a)	Total

Sales to external customers	$434.1	$101.6	$6.3	$542.0
Intersegment sales	0.3	10.3	(10.6)	---
Cost of sales – shipping and handling costs	160.1	13.2	---	173.3
Operating earnings (loss)	74.4	38.8	(16.2)	97.0
Depreciation, depletion and amortization	14.8	4.9	1.1	20.8

Six months ended June 30, 2007	Salt	Specialty Fertilizer	Corporate and Other (a)	Total

Sales to external customers	$319.1	$67.6	$5.0	$391.7
Intersegment sales	0.2	6.0	(6.2)	---
Cost of sales – shipping and handling costs	106.7	9.7	---	116.4
Operating earnings (loss)	57.0	16.6	(15.0)	58.6
Depreciation, depletion and amortization	14.1	4.7	0.4	19.2

a)
“Corporate and Other” includes corporate entities, the records management business and eliminations.  Corporate assets include deferred tax assets, deferred financing fees, investments related to the non-qualified retirement plan and other assets not allocated to the operating segments.